Exhibit 10.1

November 23, 2011

Real Estate Research Corporation
205 N. Michigan Avenue
Suite 2200
Chicago, Illinois 60601

Attention: Mr. Kenneth P. Riggs, Jr.

Re:	Teachers Insurance and Annuity Association of America
TIAA Real Estate Account
ERISA Independent Fiduciary

Dear Mr. Riggs:

          This letter sets forth the terms and conditions under which Teachers Insurance and Annuity Association of America (the “Company”) offers to appoint Real Estate Research Corporation (“RERC”) to serve as the Independent Fiduciary, as defined below, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for its real estate pooled separate account, called the TIAA Real Estate Account (the “Account”). The Account is designed primarily for investment by participants in retirement plans qualified under § 401(a) and § 403(a) of the Internal Revenue Code of 1986, as amended, (“Code”), Code § 403(b) plans, and certain individual retirement annuities under § 408 of the Code.

          This Letter Agreement amends and restates the Letter Agreement between the parties, dated February 22, 2006 (as amended by the Amendment to Letter Agreement dated December 17, 2008).

          1.          Background

          On October 17, 1996 the Company was granted a prohibited transaction exemption (“PTE”) from the Department of Labor (“DOL”), PTE 96-76, Exemption Application No.D-09915, 61 Fed. Reg. 54229 (1996). PTE 96-76 provides an exemption from certain potential prohibited transactions under § 406 of ERISA and § 4975 of the Code with respect to certain transactions or classes of transactions involving the Account. Among other features, the Account offers a stand-by liquidity mechanism under which units of interest in the Account (“Units”) may be purchased or sold by the Company. PTE 96-76 contemplates that various aspects of the Account’s operation will be subject to the oversight of an Independent Fiduciary (“Independent Fiduciary”) which will be a business organization with substantial real estate investment experience and which will be familiar with the responsibilities of a fiduciary with respect to benefit plans under ERISA. The Independent Fiduciary will act for the exclusive benefit of the plans and plan participants who elect to participate in the Account.

          Included in PTE 96-76, Section III (e), 61 Fed. Reg. 54230-54231, are descriptions of the responsibilities of the Independent Fiduciary. The valuation procedures and rules for the Account are described in Exhibit A to this Agreement and in the proposed PTE, 61 Fed. Reg. 15128, pgs. 15134-15136 (1996).

          2.          Compensation

          Compensation for services rendered by RERC pursuant to this Agreement shall be paid from the Account in the amounts and in accordance with the terms and conditions set forth in Schedule 1 attached hereto.

          3.          Duties and Responsibilities of the Company

          The Company is an investment manager, as defined in Section 3(38) of ERISA, with respect to the Account, and shall be primarily responsible, as a fiduciary under ERISA, for all aspects of the establishment and administration of the Account. The Company alone shall be responsible for making determinations with respect to the acquisition and disposition of properties by the Account and for all other aspects of the investment of Account assets, subject to the duties and responsibilities of specifically set forth in PTE 96-76 and paragraph 4 hereof.

          4.          Duties and Responsibilities of Independent Fiduciary

          A.          The Independent Fiduciary’s duties and responsibilities under this Agreement shall be those set forth in PTE 96-76 and as described below:

            (1)        The Independent Fiduciary will review and approve the valuation of the Account and of the properties held in the Account as outlined in the proposed PTE, 61 Fed. Reg. 15128, pgs. 15134-15136 and as more specifically described in Valuation Procedures and Rules which have been adopted for the Account by the Company and which shall be subject to the approval of the Independent Fiduciary. (A copy of the current draft of the valuation procedures rules for the Account is attached as Exhibit A.)

            (2)        The Independent Fiduciary will approve the appointment of all independent appraisers retained by the Company to perform periodic valuations of Account properties. For this purpose, the Company will forward to information provided to the Company with respect to the background, education and experience of each such independent appraiser.

            (3)        The Independent Fiduciary may require an appraisal in addition to those conducted by an independent appraiser appointed as provided in clause (2) above, when it believes that the characteristics of a particular property have changed materially or with respect to any property where it deems an additional appraisal to be necessary or appropriate in order to assure a correct Account valuation. The Independent Fiduciary will perform such reviews of Account properties as it may determine to be necessary or desirable in establishing the necessity of such additional appraisals. The Independent Fiduciary shall have the authority to designate independent appraisers to be hired by the Company to perform any such additional appraisals, but the Company hereby reserves the right to disapprove any such selection. Accordingly, the

Independent Fiduciary shall notify the Company at least fourteen (14) days prior to the anticipated hiring of any appraiser not previously approved by the Company. Any such appraiser will be deemed approved by the Company if the Company fails to object within fourteen (14) days of receipt of the aforesaid notice and the Company will, thereupon, hire such appraiser. The Company may in its sole discretion withdraw its approval of an appraiser at any time prior to hiring such appraiser for future appraisals by giving a notice of withdrawal of its approval.

              (4)          The Independent Fiduciary shall review purchases and sales of Units, as defined in PTE 96-76, Section IV(P), 61 Fed. Reg. 54233, by Account participants and the Company to assure that correct Account values are applied. With respect to the foregoing, the Independent Fiduciary may rely upon the truth, completeness and correctness of information provided to it by the Company or by the independent auditor designated by the Company with respect to the Account.

              (5)          If required under PTE 96-76, the Independent Fiduciary will determine with the Company the appropriate “Trigger Point” as defined in PTE 96- 76, Section IV(o), 61 Fed. Reg. 54233, relating to the level of the Company’s ongoing ownership of Liquidity Units in the Account, as defined in PTE 9676, Section IV(g), 61 Fed. Reg. 54232, and the manner in which any reduction of the Company’s participation in excess of such Trigger Point is to be effected as contemplated under the PTE. If the Independent Fiduciary believes that asset sales are desirable in order to reduce the Company’s ownership of Units in the Account, will participate in the planning of any such program of sales, including the selection of the properties to be sold and the guidelines to be followed in making such sales.

              (6)          In the event of the termination of the Account as described in PTE 96-76, Section III(e)(10) and (11), 61 Fed. Reg. 54231, the Independent Fiduciary will approve the sale of Account properties and supervise Account operation during the “Wind Down” period (as defined in PTE 96-76, Section IV(q), 61 Fed. Reg. 54233). Such period will commence with the Company’s notice to Account participants of its termination of the Account and will end on the date that no Units are held by any Participant (and, if applicable, Participating Plans), as defined in PTE 96-76 (see Section III(c), 61 Fed. Reg. 54229 and IV(h), 61 fed. Reg. 54232, respectively).

              (7)          The Independent Fiduciary will review and approve the investment guidelines established by the Company for the Account and will monitor the conformity of all property acquisitions and sales with the requirements of such guidelines.

              (8)          With respect to any other transaction or matter involving the Account that is submitted to the Independent Fiduciary by the Company, will review said transaction or matter in order to determine whether it is fair to the Account and in the Account’s best interests.

              (9)          The Independent Fiduciary and management of the Company, acting on behalf of the Account, may agree to have more frequent communications than required under PTE 96-76 and under this Agreement to discuss the affairs of the Account, including but not limited to the economic conditions impacting the commercial real estate markets and valuations of the assets and liabilities in the Account and oversight with respect to the Account’s liquidity position from time to time.

          B.          In the event that the Company or the DOL or any other governmental agency requires or requests the Independent Fiduciary to perform additional functions reasonably related to the type of review described herein, or to undertake duties with respect to the Account beyond those specifically enumerated herein, these additional duties and functions shall be deemed to be included among the duties of under this Agreement, provided that:

          (1)          The Company requests the Independent Fiduciary to perform such activity in writing; and

          (2)          The Independent Fiduciary and the Company determine the nature and amount of any additional compensation that may be appropriate with respect to such additional duties. If the Independent Fiduciary and the Company are not able to agree upon the nature and amount of any additional compensation, the Independent Fiduciary and the Company hereby agree to submit any disputed issues to arbitration and to be bound by the results thereof; provided, however, that the Independent Fiduciary shall nevertheless perform the additional duties described above during the time required for a final determination to be made with respect to the nature and/or amount of any additional compensation that it may receive.

          C.          The Independent Fiduciary will meet with the Company on a quarterly basis to review the activities of the Account and the actions that the Independent Fiduciary has taken under this Agreement. The Independent Fiduciary will submit to the Company a summary report from time to time as it may deem necessary or appropriate, but no less frequently than annually. Such report shall be a written report that summarizes and explains all actions and activities that the Independent Fiduciary has undertaken since the submission of the last such report or the commencement of its terms, except those actions and activities that the Independent Fiduciary in its judgment deems to be not material. All or any part of any such report may, after consultation with the Independent Fiduciary, be provided by the Company to any Account participant or to the DOL or any other governmental agency. The Independent Fiduciary shall maintain appropriate records of its actions and activities under this Agreement and will allow the Company to review such records during normal business hours upon reasonable prior request by the Company, and the Company, after consultation with, may provide the results of any such review to the DOL or to any other governmental agency.

          D.          The Independent Fiduciary may make all reasonable inquiries, consult with whomever it reasonably deems necessary, do all acts that are reasonably necessary to the performance of its duties, and review such Company documents as are reasonably appropriate for carrying out its responsibilities under this Agreement. All work to be performed, pursuant to this paragraph 4, may be performed during normal business hours at the Company’s Home Office, 730 Third Avenue, New York, New York 10017 or such other place as may be reasonably designated by the Independent Fiduciary, including their offices.

          5.          Representations

          The Independent Fiduciary represents and agrees that:

          A.          The Independent Fiduciary has at least five years of experience with respect to commercial real estate investments.

          B.          The gross income which is received by the Independent Fiduciary (or any partnership or corporation of which is a 10 percent or more partner or shareholder) from the Company and its affiliates (as defined in PTE 96-76, Section IV(b), 61 Fed. Reg. 54231-54232) for any fiscal year ending during the term of this Agreement shall not exceed 5 percent of its annual gross income from all sources for the preceding fiscal year. Such income limitation will include services rendered to the Account as the Independent Fiduciary under any prohibited transaction exemption granted by the DOL. The Independent Fiduciary will provide, on or before February 15, of each year, a written report to the Company of the gross income it received from the Company in the prior fiscal year as a percentage of the gross income received during the preceding fiscal year.

          C.          The Independent Fiduciary shall not (i) acquire any property from, sell any property to or borrow any funds from, the Company or any of its affiliates during the period for which it serves as an Independent Fiduciary under this Agreement and for a period of six months thereafter, or (ii) negotiate any such transaction described in (i) during the period that serves as the Independent Fiduciary.

          D.          In the event that the DOL requires additional representations by the Independent Fiduciary, it is agreed that the Independent Fiduciary will make any such reasonably required representations that are true in fact.

          6.          Independent Status

          As the Independent Fiduciary, the Independent Fiduciary shall not be an agent of the Company. In keeping with this status, the Independent Fiduciary shall be free to control its method of fulfilling its responsibilities within the framework of its obligations to the Participants and their beneficiaries (and, if applicable, Participating Plans), as defined in PTE 96-76, Section III(c), 61 Fed. Reg. 54229 and IV(h), 61 Fed. Reg. 54232, respectively, and to the Company.

          7.          Fiduciary Standards/Confidentiality

          Notwithstanding any other provision of this Agreement, it is understood that the Independent Fiduciary will act as a fiduciary, as defined in ERISA, with respect to the Participants and their beneficiaries (and, if applicable, Participating Plans) that invest in the Account, and that the Independent Fiduciary will perform its duties under this Agreement for the exclusive benefit of such Participants, their beneficiaries and Participating Plans and in conformity with the legal requirements imposed upon it by ERISA.

          It is understood that the Independent Fiduciary will not unnecessarily engage in any activity in connection with this appointment that is adverse to the interest of the Company. The Independent Fiduciary may provide similar Independent Fiduciary services with respect to other benefit plans subject to ERISA; provided that the Independent Fiduciary does not use or disclose in such relationships confidential information obtained by it in the course of providing services under this Agreement.

          Upon termination of this Agreement, the Independent Fiduciary will disclose to the Company all material in its possession that has been released to it by the Company or produced pursuant to this Agreement. Such material may be retained by the Independent Fiduciary if it deems such retention to be necessary to protect its interests or the interests of the Participants and their beneficiaries (and, if applicable, Participating Plans) that have invested in the Account. If the Independent Fiduciary retains any such material, it shall promptly notify the Company in writing of such action. The aforesaid notice shall include an itemized list of all retained documents and other materials. Upon receipt of the aforesaid notice, or at any time thereafter, the Company may at its option, require that the Independent Fiduciary deliver all such retained material to the person who succeeds to its position as Independent Fiduciary. However, the Independent Fiduciary may retain any materials that it deems necessary to protect its interests, provided that copies of said materials are furnished to either the Company or the Independent Fiduciary’s successor as Independent Fiduciary, upon request. The Independent Fiduciary will not at any time during the term of this Agreement or thereafter disclose any of the Company’s trade secrets, confidential business methods, or any other confidential information which it may have acquired during its service as Independent Fiduciary under this Agreement.

          8.          Personnel

          The Independent Fiduciary agrees that, without limiting its responsibilities under this Agreement or under ERISA, primary responsibility for the performance of the services contemplated under this Agreement shall be assigned to Kenneth P. Riggs, Jr., and that it will use its best efforts to assure that Kenneth P. Riggs, Jr. continues to act in such capacity during the term of this Agreement. In the event that Kenneth P. Riggs, Jr. does not, for any reason, continue to serve in such capacity, agrees that it will assign primary responsibility for the duties contemplated under this Agreement to a senior employee of similar experience and ability.

          9.          Effective Date/Termination Notice

          A.          The term of the Agreement shall become effective on March 1, 2012.

          B.          The Independent Fiduciary’s appointment shall commence on the date this Agreement becomes effective for a term extending through February 28, 2015, and shall be renewable by the Company, from time to time, and without limitation on the number of renewals, for additional three (3) year terms. The Company shall delegate to a special subcommittee of the Company’s Investment Committee (the “Subcommittee”) the sole power to renew any such appointment and the Subcommittee shall not renew the appointment if forty percent (40%) of the Subcommittee members disapprove of such renewal. Upon expiration of the Independent Fiduciary’s appointment without renewal this Agreement shall terminate. The Independent Fiduciary may terminate this Agreement at any time but must give at least 180 days prior written notice to the Company. The Company must terminate this Agreement and The Independent Fiduciary’s appointment prior to the expiration of the term of its appointment if a majority of the Special Subcommittee members determines that: (1) The Independent Fiduciary has breached any representation set forth in paragraph 5; (2) that the Independent Fiduciary has failed to carry out its responsibilities under this Agreement in an effective manner, or is unable to do so; or (3) that a merger or restructuring of the Independent Fiduciary with or into another entity may cause a conflict of interest that shall impair the Independent Fiduciary’s ability to carry out its responsibilities under this Agreement in an effective manner. In the event that the Independent Fiduciary’s term shall terminate as described in this paragraph 9B., the Independent Fiduciary shall be compensated only for services performed by it prior to the date of such termination.

          C.          Unless otherwise expressly provided herein, any notice, demand or request under this Agreement shall be deemed to have been properly given and served by depositing the same in the United States mail, addressed as provided herein, postpaid and registered or certified with return receipt requested. Any such notice, demand or request shall be effective upon being deposited in the United States mail. However, the time period in which a response or action to any such notice, demand or request must be given or taken shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. Notice to the Company shall be addressed to Ms. Margaret Brandwein, Managing Director, Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017-3206, with a copy to Mr. Keith F. Atkinson, Associate General Counsel, Teachers Insurance and Annuity Association of America, 8500 Andrew Carnegie Blvd., Charlotte, North Carolina 28262 (or such other person or persons as the Company may designate). Notice to the Independent Fiduciary shall be addressed to Mr. Kenneth P. Riggs, Jr., Chairman and President, Real Estate Research Corporation, 205 N. Michigan Avenue, Suite 2200, Chicago, Illinois 60601.

          10.         Indemnification and Insurance

          A.          Subject to the limitations in clause C of this paragraph 10, the Independent Fiduciary shall be indemnified and saved harmless by the Account from and against any and all claims of liability arising in connection with the exercise of its duties and responsibilities to the Account by reason of any act or omission, including all expenses reasonably incurred in the defense of such act or omission, unless (1) it shall be established by final judgment of a court of competent jurisdiction that such act or omission involved a violation of the duties imposed by Part 4 of Title I of ERISA on the part of the Independent Fiduciary, or (2) in the event of a settlement or other disposition of such claim involving the Account, it is determined by written opinion of independent counsel acceptable to both parties, that such act or omission involved a violation of the duties imposed by Part 4 of Title I of ERISA on the part of the Independent Fiduciary.

          B.          Subject to the limitation in clause C of this paragraph 10, the Account shall pay expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement incurred by the Independent Fiduciary in connection with any of the proceedings described above, in advance of the final disposition of such proceedings, provided that (1) the Independent Fiduciary shall repay such advances to the Account, plus reasonable interest, if it is established by a final judgment of a court of competent jurisdiction, or by written opinion of independent counsel under the circumstances described in section A above, that the Independent Fiduciary violated its duties under Part 4 of Title I of ERISA, and (2) the Independent Fiduciary shall, in the discretion and upon the request of the Company, provide a bond or make other appropriate arrangements for repayment of advances. Notwithstanding the foregoing, no such advances shall be made in connection with any claim against the Independent Fiduciary that is made by the Account or the Company, provided that upon the final disposition of such claim, the expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement incurred by the Independent Fiduciary shall be reimbursed by the Account to the extent provided above.

          C.          The indemnification provided under clauses A and B of this paragraph 10 shall apply only to claims and expenses not actually covered by insurance. The Independent Fiduciary agrees to maintain professional liability coverage that includes coverage for its responsibilities under this Agreement, with limits of at least $5 million for errors and omissions, $2 million for general business liability, and a $1 million fidelity bond, throughout the term of this Agreement.

          11.         Entire Agreement

          This letter contains the entire agreement between the parties. However, where the text of this Agreement contains express reference to PTE 96-76, or specific paragraphs of PTE 96-76 and the proposed PTE, 61 Fed. Reg. 15128 (1996), and the representations made therein, it is the intention of the parties that PTE 96-76 and the proposed exemption be incorporated in this Agreement for the purpose of construing the meaning of such express references. This Agreement may not be changed orally or by conduct but only by agreement in writing signed by both parties.

          12.         No Waiver

          Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          13.         Severability

          The invalidity or unenforceability any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

          14.         Choice of Law

          This Agreement and performance hereunder is subject to ERISA. However, to the extent that this Agreement and performance hereunder is not governed by ERISA or other applicable federal law, the laws of the State of New York shall apply. The choice of law embodied in this paragraph 14 shall be effective irrespective of the jurisdiction in which any suit, action or proceeding may be instituted.

          Please signify your acceptance by signing below and returning a copy of this letter to the Company.

Sincerely,

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Helen Armbrust

Name: Helen Armbrust
Title: Senior Managing Director

Accepted:

REAL ESTATE RESEARCH CORPORATION

By:	Kenneth P. Riggs, Jr.

	Name:	Kenneth P. Riggs, Jr.
	Title:	Chairman and President

SCHEDULE 1

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
INDEPENDENT FIDUCIARY COMPENSATION
SCHEDULE FOR THE TIAA REAL ESTATE ACCOUNT

The fee payable to RERC shall be a fixed fee of (a) Six Hundred and Fifty Thousand Dollars ($650,000) for the period between March 1, 2012 and February 28, 2013, plus its reasonable out-of-pocket expenses; (b) Six Hundred and Seventy Five Thousand Dollars ($675,000) for the period between March 1, 2013 and February 28, 2014, plus its reasonable out-of-pocket expenses; and (c) Seven Hundred Thousand Dollars ($700,000) for the period between March 1, 2014 and February 28, 2015, plus its reasonable out-of-pocket expenses. A quarter of the fee for each such period set forth above shall be paid in arrears on the last business day of each calendar quarter, with the first pro rated payment due as of March 31, 2012 and the final pro rated payment due on February 28, 2015, provided that the parties recognize that payments due on March 31, 2013 and 2014 will be appropriately pro rated to reflect the increase in the fee during such period.

In addition, the fee will be adjusted to reflect changes in the number of individual properties owned by the Account as compared to the number of individual properties owned as of February 29, 2012 (the “Baseline Level”), which Baseline Level shall be agreed to between the parties prior to such date. For purposes hereof, an “individual property” shall mean a property that is appraised on a quarterly basis, regardless of whether the Account reports, for financial statement purposes, such property as an individual investment. For every increase (decrease) of twenty-five (25) properties from the Baseline Level, the fee will increase (decrease) by twenty-five thousand dollars ($25,000) on an annualized basis as follows. The fee increase (decrease), if any, will be assessed as of the first day of each calendar quarter and will be adjusted up (down) by Six Thousand Two Hundred and Fifty Dollars ($6,250) for every increase (decrease) of twenty-five (25) properties from the Baseline Level through the term of this agreement. As an example only, if the Baseline Level was 150 individual properties and as of July 1, 2012, the Account owned 176 individual properties, the fee would increase by $6,250 for the calendar quarter ending September 30, 2012. If then, as of October 1, 2012, the Account owned 174 individual properties, the fee would decrease by $6,250 for the calendar quarter ending December 31, 2012 and overall be the same as the fee for the quarter ended June 30, 2012.

Notwithstanding the foregoing, no further payment during any fiscal year shall be paid to RERC by the Company, the Account or any affiliates thereof if such payment, when aggregated with all other payments from the Company, the Account or its affiliates to RERC and its affiliates during such fiscal year, would exceed five percent (5%) of RERC’s annual gross income from all sources during RERC’s preceding fiscal year (the “5% Limit”). In addition to the covenants set forth in Section 5.B. of the Agreement, the parties hereto agree to work in good faith and cooperate reasonably in advance of any payment under this Agreement to ascertain whether the 5% Limit may be reached, including but not limited to RERC making its independent auditors available for consultation with the Company, upon reasonable request and with reasonable notice.

Direct out-of-pocket expenses shall be reimbursed as incurred and shall be limited to reasonable travel-related expenses, including transportation, hotels, and meals incurred in the performance of RERC’s duties. RERC shall, however, bear the cost of all operating and administrative expenses relating to the performance of its obligations and duties under this Agreement.

EXHIBIT A

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

VALUATION PROCEDURES AND RULES
FOR REAL ESTATE ACCOUNT

          This outline summarizes the basic elements of the valuation procedures and rules for the Account.

Basic Principles

          1.       The valuation of equity real estate holdings is not an exact science; it requires appraisals which are independent estimates of market value.

                    A. Sales are the best measure of the value of equity real estate holdings, but since they don’t occur frequently, appraisals are generally believed to be the best estimate of value at a given point in time.

                    B. External appraisals are expensive, and a balance is required between the accuracy of the estimate of value and the cost to the Account of additional appraisals.

          2.       The Account’s valuation procedures and rules are under the direct supervision of an Independent Fiduciary and operate within guidelines and limits established by the Independent Fiduciary.

Valuation Procedures for the Account

          1.       Independent Fiduciary. The valuation of Account properties is conducted under the supervision of the Independent Fiduciary.

                    A. The valuation procedures and rules will be approved by the Independent Fiduciary. They cannot be changed without the consent of the Independent Fiduciary.

                    B. The rules will limit the extent to which a property’s value can change without the prior approval of the Independent Fiduciary.

                    C. The Independent Fiduciary may require a new independent appraisal of any property at any time.

          2.       Initial Valuation. The initial value of each property will be based on an independent appraisal at the time of closing of the purchase (or the contract price relating to the purchase, if there is no independent appraisal at the time of closing), which may result in a potential unrealized gain or loss reflecting the difference between the investment’s fair value and its cost basis (which is inclusive of all expenses relating to purchase, such as acquisition fees, legal fees and expenses, and other closing costs).

          3.       Scheduled Valuations.

                    A. Independent Appraisals. Each property will be valued by an independent appraiser at least once per calendar quarter.

                    (i) The appraisal cycle will be set up so that properties will be independently appraised in as spread out a pattern as practical over the course of a calendar quarter, which is intended to result in appraisal adjustments, if any, that happen regularly throughout each quarter and not on one specific day in each quarter. This will be done by assigning to each property, at the time it is purchased, the month in which its independent appraisal will occur each year.

                    (ii) The independent appraisers selected by TIAA must be approved by the Independent Fiduciary.

                    (iii) The following would be among the factors generally considered in the independent appraisals:

•	description and condition of the property
•	regional and local market conditions
•	current and projected occupancy levels
•	highest and best use of the property
•	cost approach sales comparison approach
•	income approach including discounted cash flow analysis

                    B. Quarterly Reviews. TIAA’s staff will review each quarterly independent appraisal, in conjunction with the Independent Fiduciary, prior to the value reflected in that appraisal being recorded in the Account.

                    (i) Appraisal assumptions (e.g. discount rates and rates of inflation) will be reviewed and revised as necessary.

                    (ii) Occupancy levels, cash flow, etc. will be reviewed as well as regional and local market conditions.

                    C. Accruals. The Accumulation and Liquidity Unit Values of the Account may change by a daily accrual of projected income and expenses during a given month. The Annuity Unit values of the Account may change on the last calendar day of each month by the accrual of projected income and expenses for that month.

          4.       Special Adjustments. The value of a given property could be adjusted at any time to reflect any immediate or significant changes in value.

          5.       Limits and Supervision.

                    A. The Independent Fiduciary receives quarterly valuation reports from TIAA which detail Account activity. The format of these reports will be developed with the Independent Fiduciary. The Fiduciary will, therefore, be familiar with Account properties.

                    B. Daily accruals of income and expenses, as well as incremental adjustments in property value (from quarterly updates), will be reported to the Independent Fiduciary as they are included in the Unit value calculation.

                    C. Material changes in value (as described in D. below) will be approved by the Independent Fiduciary prior to inclusion in a Unit Value calculation

                    D. TIAA cannot, without the prior approval of the Independent Fiduciary, change the values of one or more properties if such changes would exceed the following limits:

                    (i) The adjustment would result in a 6 percent increase or decrease in the value of a given property since the last external appraisal of that property;

                    (ii) The adjustments would result in a greater than 2 percent change in the value of the Account since the prior monthly valuation date; or

                    (iii) The adjustments would result in a greater than 4 percent change in the value of the Account within any calendar quarter.